U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: Tom Jarnagin,
      450 Dondee Way, Suite 10, Pacifica, CA 94044

2.  Date of Event Requiring Statement (Month/Date/Year): 06/30/1999

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:
                                  INDUSTRIAL ECOSYSTEMS, INC.(IECS)

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: President

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned


1. Title             2. Amount of           3. Ownership Form:         4.     Nature of
    of                 Securities               Direct(D)or               Indirect Beneficial
 Security           Beneficially Owned          Indirect(I)                   Ownership
 --------           ------------------         ---------------            -------------------
Common Stock           2,536,083                    D                            N/A
Common Stock           1,056,905                    I                     Shares held of record by Francine
                                                                          Jarnagin, spouse of Tom Jarnagin

TABLE II - Derivative Securities Beneficially Owned

1. Title of Derivative Security: Options

2. Date Exercisable (Month/Day/Year): 04/30/1999
   Expiration Date(Month/Day/Year): 04/30/2004

3. Title: Common Stock
   Amount of Securities Underlying Derivative Security (Amount of Number of shares): 300,000

4. Conversion or Exercise Price of Derivative Security: $0.16

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I): D

6. Nature of Indirect Beneficial Ownership: N/A

Explanation of Responses:

Signature of Reporting Person: /s/Tom Jarnagin
Date: 7/15/99